Manatron Agrees to Buy Records Management Solutions
Business from Hart InterCivic, Inc.

•	This acquisition when completed is expected to:
	•	Add more than 50 clients in 13 states
	•	Expand Manatron's reach to 40 states, adding Louisiana, Mississippi, New Jersey and Texas
	•	Increase Manatron's recurring software maintenance and hosting revenues by approximately $4.0 million on an annualized basis
	•	Improve Manatron's backlog for licenses and services by $4.8 million
	•	Round out Manatron's GRM® product suite with a .NET-based records management system and robust feature-set

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, CEO and Co-Chairman	or	Cameron Donahue
Manatron, Inc. (269) 567-2900		Hayden Communications, Inc. (651) 653-1854
paul.sylvester@manatron.com		cameron@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - August 21, 2007-Manatron, Inc. (NASDAQ: MANA) the nation's leading provider of integrated property tax solutions for state and local governments, announced that it has entered into an asset purchase agreement with Hart InterCivic, Inc., an Austin, Texas-based provider of Election solutions, Records Management solutions, Geo-content solutions and Print solutions for state and local governments. Manatron has agreed to acquire substantially all of the assets of Hart's Records Management Solutions Business and assume certain contractual liabilities for approximately $4.8 million in cash. The closing is expected to occur on August 31, 2007.

The Records Management Business includes more than 50 municipalities in 13 states, including King County, Washington (Seattle); Mecklenburg County, North Carolina (Charlotte); and Wayne County, Michigan (Detroit). Hart provides document management and workflow automation through its suite of records management applications tailored for the County Recorder's office. Hart's A2 software product, built on the Microsoft .NET Framework, serves as the County Recorder's "enterprise" system, handling all main functions contained in a typical document recording workflow. Cindy Phillips, General Manager of the Records Management Business and approximately 35 other Hart employees are expected to join Manatron in connection with this acquisition and will continue to work out of Hart's headquarters until Manatron establishes an office in Austin.

Gregg Burt, President and Chief Executive Officer of Hart InterCivic, welcomed this acquisition, stating, "We are happy to see this line of business go to the hands of a trusted name in the property records market, and we are confident that Manatron has the best interests of our clients and employees in mind. We look forward to continued business opportunities to partner with Manatron, particularly in the geo-content space."

Manatron Announces Acquisition of Records Management Solutions Group from Hart InterCivic; Page 2

"This is an important acquisition for us, as it will add a key piece to our flagship GRM® suite of software, rounding out our records management capability and providing Manatron with access to an excellent customer base," said Paul Sylvester, Manatron's Chief Executive Officer. "Tracking recorder events, such as ownership changes from the time the property is created or changed in any way, is an important capability and integral part of the property cycle. We plan to integrate Hart's robust software into our GRM suite of software, which will immediately expand Manatron's product and service offerings to both existing and potential customers. Additionally, we are excited about working with Hart's 50-plus clients in 13 states and note that with the additional new clients in Louisiana, Mississippi, New Jersey and Texas, Manatron will now have customer relationships in 40 states."

Records management is a key component of our GRM product suite," said Bill McKinzie, Manatron's President and Chief Operating Officer. "We are excited to welcome Hart's employees to the Manatron team, and remain committed to completing the work they have started, including transitioning Hart's impressive customer base to the new .NET-based A2 product. In addition, we plan to integrate A2 into our GRM offering and transition our base of approximately 60 municipalities using our Manatron Recorder software to this new product. We believe there are significant synergies from integrating A2 into our GRM platform, and expect this acquisition will energize our records management capability."

In addition to the document management products, Hart's Records Management Business also supports several added capabilities, including redaction services, records conversion services, eRecording, marriage documentation, tax deeds and vital records. The Records Management Business, which Manatron has agreed to acquire reported $6.6 million in total revenue for the fiscal year ended June 30, 2006. The backlog of this business as of July 31, 2007 excluding approximately $4.0 million of recurring revenue from software maintenance and hosting agreements is approximately $4.8 million.

Mr. McKinzie added, "Hart has not lost a client in the last 10 years, demonstrating the excellent quality of its offering and its ability to build lasting customer relationships. This is a clear 'fit' for Manatron, and we look forward to leveraging the business and customer base Hart has built."

Mr. Sylvester concluded, "After this transaction is closed, Manatron's total revenue on an annualized basis is anticipated to exceed $50 million, which is a key milestone for the Company. Furthermore, we believe this business will be immediately accretive to Manatron's cash flow and earnings as the development expenses are largely completed and integration costs should not be significant."

About Manatron, Inc.: Manatron is focused on providing software and services to enable state and local governments in North America to completely, fairly and efficiently assess real and personal property, and to bill and collect the related property taxes in their jurisdictions. The Company's software manages the entire property life cycle, which includes deed recording, land records, GIS (Geographic Information System) integration, valuation, assessment administration, personal property, business licenses, cashiering, tax billing and collection, delinquents and tax sales, and e-government. Manatron's revenues are primarily generated from software license fees, software maintenance fees, professional services, and sales of hardware and supplies. Professional services consist of data conversions, installation, training, project management, hardware maintenance, forms processing and printing, consulting and appraisal services. Manatron is headquartered in Portage, Michigan and has offices in Florida, Georgia, Illinois, Indiana, Minnesota, New York, Ohio, Pennsylvania, and Washington. Manatron currently serves approximately 1,300 customers in 36 states and two Canadian territories. More information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Manatron Announces Acquisition of Records Management Solutions Group from Hart InterCivic; Page 3

About Hart InterCivic, Inc.: Hart InterCivic is a leading national technology and services provider for state and local government election and GIS-integrated database solutions. Product offerings include eSlate® electronic voting equipment and the Hart VantageTM geo-content product suite. Nearly a century ago, Hart InterCivic started as a company focused on printing forms for local governments in Texas. The company has evolved into a leader in software and service solutions for the public sector. Hart's business values are centered on heritage, integrity, reliability and personalized customer service. A recipient of the Samaritan Center Ethics in Business Award, Hart InterCivic is a privately held corporation based in Austin, Texas. Please visit http://www.hartintercivic.com for more information.

Safe Harbor Statement: This press release contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Manatron or its management "anticipates", "believes", "expects", "looks forward", "plans" that a particular occurrence "will" be the result or occur; that an "opportunity" will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. The Company's ability to complete the proposed acquisition depends on satisfaction of a variety of contractual conditions, not all of which are entirely within the control of the Company or Hart InterCivic, Inc. Realization of increased revenue and earnings depends on the Company's ability to successfully complete the transaction, integrate the acquired assets, and implement its plans and business practices. The Company's ultimate ability to execute its strategies, compete effectively, and achieve long-term success is subject to a variety of uncertainties and factors. Additional information about the factors that may adversely affect these forward-looking statements is contained in Manatron's reports and filings with the Securities and Exchange Commission at http://www.sec.gov. Manatron undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this press release.

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